Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
436 Seventh Avenue
Pittsburgh, PA 15219-1800
412-227-2001
www.koppers.com
For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412.227.2153
mccurriebh@koppers.com

Koppers Inc. Reports First Quarter 2004 Results

PITTSBURGH, May 12, 2004 – Sales for the quarter ended March 31, 2004 were $227.4 million as compared to $191.0 million for the prior year. The increase in sales of $36.4 million or 19.1% is a result of increased volumes from the US railroad and carbon materials and chemicals markets as well as higher sales of $6.7 million from the consolidation of operations in China effective January 1, 2004. Earnings before interest and taxes (EBIT) for the quarter were $10.8 million as compared to $6.5 million in 2003. The $4.3 million or 66% increase in 2004 EBIT compared to 2003 reflects increased profitability from US railroad products and chemical sales of $4.5 million as well as the consolidation of profits from operations in China of $1.3 million. These increases were partially offset by lower profits from European operations due to lower volumes and margins.

Net losses for the quarter ended March 31, 2004 were $0.1 million compared to net income before the cumulative effect of accounting changes at March 31, 2003 of $0.4 million as increased profits from operations were offset by higher interest expense and increased minority interest in profits.

Borrowings, net of cash, at March 31, 2004 were $357.8 million compared to $331.1 million at December 31, 2003. Cash flows from operations for the first quarter of 2004 were $4.4 million compared to a use of cash of $3.9 million in the first quarter of 2003, due primarily to lower working capital requirements. A dividend of $25 million was paid in January 2004.

Commenting on the first quarter, President and CEO Walter W. Turner said, “I am very pleased with the results for the first quarter. They were well above prior year and above our expectations. It was good to see that the restructuring actions taken in 2003 have begun to contribute benefits in 2004. The operating results for the first quarter of 2004 were positively impacted by the strength of sales in the US where we experienced increased volumes and margins from sales to the US railroads, increased profits from our coke operations due to the new long-term contract for supply of coke to ISG and increases in volumes and profits from sales of chemicals. I was also pleased with the results of our Chinese joint venture that contributed $1.3 million of EBIT for the first quarter and reaffirmed our decision to re-enter the joint venture and our confidence in the strategically important Chinese market. Throughout the first quarter, we struggled with the quality of coal tar in the US and, as a result, we incurred additional costs that negatively impacted our margins. We continue to focus on cost reduction initiatives as a way to improve our competitiveness. Based on our first quarter performance, I believe that we are well positioned to achieve our 2004 targets.

As a result of our continued focus on cash, I am pleased that we achieved our first quarter target for borrowings, net of cash, of $357.8 million. We continue to be driven by our strategy of providing our customers with the highest quality products and services while continuing to focus on safety, health and environmental issues.”

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates 38 facilities in the United States, United Kingdom, Denmark, Australia, the Pacific Rim and South Africa. The company’s stock is shared by a large number of employee investors and by majority equity owner Saratoga Partners of New York, NY.

Koppers management expects to conduct its next conference call in August to review the first six months of 2004. Specific information relating to this call will be made available upon the release of our second quarter results.

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.

Attachments

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KOPPERS INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In millions)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Net sales	$227.4	$191.0
Operating expenses:
Cost of sales	195.2	163.9
Depreciation and amortization	8.2	8.5
Selling, general and administrative	13.3	11.9

Total operating expenses	216.7	184.3
Operating profit	10.7	6.7
Other income (expense)	0.1	(0.2)

Income before interest expense, income taxes and minority interest	10.8	6.5
Interest expense	8.9	5.3

Income before income taxes and minority interest	1.9	1.2
Income taxes	1.0	0.5
Minority interest	1.0	0.3

Income (loss) before cumulative effect of accounting change	(0.1)	0.4

Cumulative effect of accounting change:
Asset retirement obligations, net of tax of $11.7	—	(18.1)

Net income (loss)	$(0.1)	$(17.7)

KOPPERS INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8.9	$9.6
Accounts receivable less allowance for doubtful accounts of $1.3 in 2004 and $1.4 in 2003	115.3	99.6
Inventories:
Raw materials	65.5	58.1
Work in process	4.5	4.3
Finished goods	62.8	68.3
LIFO reserve	(14.1)	(13.2)

Total inventories	118.7	117.5
Deferred tax benefit	8.9	8.9
Other	8.6	8.1

Total current assets	260.4	243.7
Equity investments	3.1	10.3
Fixed assets	494.9	475.5
Less: accumulated depreciation	(334.7)	(324.5)

Net fixed assets	160.2	151.0
Goodwill	34.3	34.2
Deferred tax benefit	55.0	54.9
Other assets	20.9	19.9

Total assets	$533.9	$514.0

KOPPERS INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions except per share amounts)

	March 31, 2004	December 31, 2003
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69.4	$63.8
Accrued liabilities	69.3	60.6
Dividend payable	—	25.0
Current portion of term loans	6.0	8.0

Total current liabilities	144.7	157.4
Long-term debt:
Revolving credit	34.3	8.9
Term loans	6.4	3.8
Senior Secured Notes due 2013	320.0	320.0

Total long-term debt	360.7	332.7
Other long-term reserves	95.4	93.7

Total liabilities	600.8	583.8
Common stock subject to redemption	—	13.2
Minority interest	11.4	6.1
Senior Convertible Preferred Stock, $.01 par value per share; 10.0 shares authorized; 2.3 shares issued in 2004 and 2003	—	—
Common stock, $.01 par value per share; 37.0 shares authorized, 3.0 shares issued in 2004 and 2003	—	—
Capital in excess of par value	27.0	15.8
Receivable from Director for purchase of common stock	(0.6)	(0.6)
Retained earnings (deficit)	(53.7)	(53.7)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	8.9	8.0
Minimum pension liability, net of tax	(14.6)	(14.5)

Total accumulated other comprehensive loss	(5.7)	(6.5)
Treasury stock, at cost, 2.2 shares in 2004 and 2.1 shares in 2003	(45.3)	(44.1)

Total liabilities and stockholders’ equity	$533.9	$514.0

KOPPERS INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In millions)

	Three Months Ended March 31,
	2004	2003
	(Unaudited)
Cash provided by (used in) operating activities	$4.4	$(3.9)
Cash provided by (used in) investing activities:
Capital expenditures	(2.8)	(2.0)
Other	0.1	—

Net cash (used in) investing activities	(2.7)	(2.0)
Cash provided by (used in) financing activities:
Borrowings from revolving credit	69.7	77.4
Repayments of revolving credit	(44.3)	(65.2)
Repayment of long-term debt	(2.0)	(1.8)
Dividends paid	(25.0)	—
Payment of deferred financing costs	(0.1)	(0.3)
Purchases of common stock	(1.2)	(2.7)

Net cash provided by (used in) financing activities	(2.9)	7.4
Effect of exchange rates on cash	0.5	0.4

Net increase (decrease) in cash	(0.7)	1.9
Cash and cash equivalents at beginning of period	9.6	9.5

Cash and cash equivalents at end of period	$8.9	$11.4